EXHIBIT 5.1

November 15, 2018

Kingsway Financial Services Inc.

45 St. Clair Avenue West, Suite 400

Toronto, Ontario

Ladies and Gentlemen:

We are acting as U.S. counsel to Kingsway Financial Services Inc., a corporation presently incorporated under the laws of Ontario, Canada (“Kingsway Ontario”) in connection with, and have been requested to furnish this opinion to you in connection with, the proposed domestication of Kingsway Ontario in the State of Delaware under the name Kingsway Financial Services Inc. (the “Company”). The domestication shall be effected pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), 8 Del. C. § 388 (“Section 388”), by filing a certificate of corporate domestication and a certificate of incorporation in respect of the Company with the Secretary of State of the State of Delaware (the “Secretary of State”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i) a draft of the certificate of incorporation of the Company to be filed with the Secretary of State (the “Certificate of Incorporation”);

(ii) a draft of the certificate of corporate domestication of the Company to be filed with the Secretary of State (the “Certificate of Domestication”); and

(iii) a draft of the by-laws of the Company to be adopted by the Company (the “By-Laws”).

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of the officers and other persons and entities signing any of the documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) that the copies of the documents furnished for our review conform to the originals thereof; and (d) that the copies of the documents submitted to us for our review have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For the purpose of rendering our opinion as expressed herein, we have not reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

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In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed the following matters:

(1) that Kingsway Ontario is, and at all times relevant for purposes of rendering our opinion as expressed herein was, duly organized, validly existing and in good standing under the laws of Ontario, Canada, and has, and at all times relevant for purposes of rendering our opinion as expressed herein had, the full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388 of the General Corporation Law;

(2) that, at all times relevant for purposes of rendering our opinion as expressed herein, the laws of Ontario, Canada permit Kingsway Ontario to domesticate in the State of Delaware pursuant to Section 388 of the General Corporation Law;

(3) that the domestication of Kingsway Ontario in the State of Delaware pursuant to Section 388 of the General Corporation Law will be duly authorized by Kingsway Ontario;

(4) that the current drafts of the Certificate of Incorporation and Certificate of Domestication, in the forms thereof submitted for our review, without alteration or amendment (other than filling in the appropriate date and making such other changes as appropriate) will be duly authorized and executed and thereafter be duly filed with the Secretary of State in accordance with Section 103 of the General Corporation Law and Section 388, that no other certificate or document has been, or prior to the filing of the Certificate of Incorporation and Certificate of Domestication will be, filed by or in respect of the Company with the Secretary of State and that the Company will pay all fees or other charges required to be paid in connection with the filing of the Certificate of Incorporation and Certificate of Domestication; and

(5) that all necessary action was taken, or will be taken, under the applicable laws of Ontario, Canada to authorize and permit Kingsway Ontario to domesticate in the State of Delaware pursuant to Section 388 and any and all consents, approvals and authorizations from applicable Ontario governmental authorities required to authorize and permit Kingsway Ontario to domesticate in the State of Delaware pursuant to Section 388 have been, or will be, obtained.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that upon the filing of the Certificate of Domestication and the Certificate of Incorporation with the Secretary of State, Kingsway Ontario shall be domesticated as a corporation in the State of Delaware and the issued and outstanding common shares, no par value per share, of Kingsway Ontario shall be converted by operation of law into an equivalent number of validly issued, fully paid and non-assessable shares of common stock, par value$[        ] per share, of the Company.

The foregoing opinion is limited to General Corporation Law currently in effect, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C.§ 73-101 et seq., or any rules or regulations promulgated thereunder.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

Very truly yours,